Exhibit 10.8

SUBLEASE

THIS SUBLEASE AGREEMENT (“Sublease”) is made and effective as of March 31, 2008 (the “Effective Date”), by and between SPIRIT MASTER FUNDING IV, LLC, a Delaware limited liability company (“Spirit”), and MALIBU BOATS, LLC, a Delaware limited liability company (“Malibu”).

RECITALS

A. On March 31, 2008, Spirit and Malibu entered into a sale-leaseback transaction (the “Sale-Leaseback”) relating to that certain property located in Loudon, Tennessee as more particularly described in the Master Lease (defined herein) (the “Master Lease Property”). In connection therewith, Spirit, as landlord and Malibu, as tenant, entered into that certain Master Lease Agreement dated as of the Effective Date (the “Master Lease”). A copy of the Master Lease is attached hereto as Exhibit A and incorporated herein.

B. Malibu, as successor in interest to Malibu West, Incorporated, a Tennessee corporation, as tenant, and the County of Loudon Tennessee and City of Loudon Tennessee (collectively, “Loudon”), collectively as landlord, entered into that certain Lease Agreement dated November 1, 2005 (“Loudon Lease”), whereby Loudon leased to Malibu certain property adjacent to the Master Lease Property, as more particularly described in the Loudon Lease (the “Sublease Property”). A copy of the Loudon Lease is attached hereto as Exhibit B and incorporated herein.

C. On February 20, 2008, Loudon consented to the assignment of the Loudon Lease from Malibu to Spirit. In connection with the Sale-Leaseback, Spirit desires to sublease the Sublease Property to Malibu and Malibu desires to sublease the Sublease Property from Spirit in accordance with the terms, covenants and conditions contained in this Sublease.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Spirit and Malibu agree as follows:

1.	Sublease.

Upon and subject to the terms, covenants and conditions hereinafter set forth, Spirit hereby leases to Malibu, and Malibu hereby leases from Spirit, the Sublease Property.

2.	Term.

The term of this Sublease, which shall be co-terminus with the Master Lease (as related to the Sublease Property) (“Sublease Term”), shall commence on the Effective Date and, unless sooner terminated as provided herein, shall terminate upon the earlier of the (i) expiration of the term of the Master Lease, or (ii) termination of the Master Lease for any reason.

3.	Rent.

3.1 During the Sublease Term, Malibu shall be solely responsible for all Rent as defined under paragraph 2 of the Loudon Lease.

3.2 Each payment of Rent shall be payable in the manner set forth in the Loudon Lease.

3.3 In addition to Rent, Malibu agrees to pay all costs, expenses and obligations of every kind and nature whatsoever imposed on Spirit arising out of and in connection with the Loudon Lease as it relates to the Sublease Property. Malibu hereby acknowledges and agrees that Rent due hereunder shall be absolutely net, without deduction, set off or abatement.

4.	Incorporation of Master Lease By Reference; Assumption.

4.1 Malibu acknowledges that it has read the Master Lease and is fully familiar with the terms and conditions thereof. All of the paragraphs of the Master Lease are incorporated into this Sublease as if fully set forth in this Sublease. Malibu shall assume and perform for the benefit of Spirit and Loudon all of Spirit’s obligations under the Loudon Lease arising on or after the Effective Date to the extent that such provisions are applicable to the Sublease Property.

4.2 This Sublease shall at all times during the Sublease Term remain subject and subordinate to the terms and conditions of the Master Lease and to all modifications, amendments and extensions of the Master Lease. If any provisions of this Sublease expressly conflict with any portion of the Master Lease as incorporated herein, the terms of the Master Lease shall govern.

4.3 If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved from all liabilities and obligations under this Sublease, except as specified in the Master Lease.

5.	Acceptance of Sublease Property “As Is”.

The Sublease Property shall be delivered to Malibu in “As Is and With All Faults” condition and without any representations and warranties or promises with respect thereto made by Spirit, its agents, officers, directors or employees. The taking of possession of any portion of the Sublease Property by Malibu shall be conclusive evidence that Malibu accepts the same “As Is and With All Faults” and that the Sublease Property are suited for the use intended by Malibu and are in good and satisfactory condition at the time such possession was taken.

6.	Defaults and Remedies.

6.1 Upon any default by Malibu under this Sublease or failure by Malibu to perform the obligations of Spirit under the Loudon Lease which results in a default by Spirit under the Loudon Lease, Spirit shall have all rights and remedies available at law or in equity, including, without limitation, the rights and remedies available to Spirit as described in the Master Lease.

6.2 Notwithstanding the foregoing, in the event of a non-monetary default by Malibu under this Sublease or failure by Malibu to perform the obligations of Spirit under the Loudon Lease which results in a non-monetary default by Spirit under the Loudon Lease, Malibu shall have the same notice and cure rights provided for in the Master Lease.

7.	Malibu’s Insurance.

7.1 Malibu, at its sole cost and expense, shall maintain or cause to be maintained from and after the Effective Date and throughout the Sublease Term, the insurance required to be carried by Spirit under the Loudon Lease with respect to the Sublease Property and shall comply with all requirements for insurance set forth in the Loudon Lease.

7.2 Malibu hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Spirit and the officers, employees, agents and representatives of Spirit on account of loss or damage occasioned to Malibu or on the Subleased Property caused by fire or any of the extended coverage risks described in the Loudon Lease to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder; provided, however, such waiver does not cover any loss or damage arising out of the gross negligence or willful misconduct on the part of Spirit or the officers, employees, agents and representatives of Spirit. If necessary for its effectiveness, Malibu shall give notice to its insurance carrier of the foregoing waiver of subrogation.

8.	Time.

Time is of the essence of this Sublease.

9.	Notices.

All notices required under this Sublease shall be given pursuant to the notice provisions provided for in the Master Lease.

10.	General Provisions.

10.1 Entire Agreement. This Sublease contains all of the agreements of the parties, and there are no verbal or other agreements which modify or affect this Sublease. This Sublease supersedes any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Sublease Property and sets forth obligations concerning the Sublease Property.

10.2 Headings. The titles to sections of this Sublease are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part hereof.

10.3 Successors and Assigns. All of the covenants, agreements, terms and conditions contained in this Sublease shall inure to and be binding upon Spirit and Malibu and their respective successors and assigns.

10.4 Severability. Any provision of this Sublease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

10.5 Force Majeure. Except as may be otherwise specifically provided herein, time periods for either party’s performance under any provisions of this Sublease not involving the payment of money or rent shall be extended for periods of time during which said party’s performance is prevented due to circumstances beyond the party’s control, including, without limitation, strikes, embargoes, governmental regulations, acts of God, war or other strife.

10.6 Applicable Laws. This Sublease shall be governed by and construed pursuant to the laws of the state provided in the Master Lease.

10.7 Survival of Obligations. All provisions of this Sublease which require the payment of money or the delivery of property after the termination of this Sublease or require Malibu to indemnify, defend or hold Spirit harmless shall survive the termination of this Sublease.

10.8 Appendices and Riders. The following appendices and riders are attached hereto and by this reference made a part of this Sublease:

EXHIBIT A	Master Lease

EXHIBIT B	Loudon Lease

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IN WITNESS WHEREOF, the parties hereto have executed this Sublease effective as of the date first written above.

SPIRIT

SPIRIT MASTER FUNDING, IV, LLC, a Delaware limited liability company.

By:	/s/ Gregg A. Seibert
Name:	Gregg A. Seibert
Title:	Senior Vice President

MALIBU:

MALIBU BOATS, LLC, a Delaware limited liability company

By:	/s/ Joe Bedeur
Name:	Joe Bedeur
Title:	Chief Financial Officer

EXHIBIT A

MASTER LEASE

EXHIBIT B

LOUDON LEASE